Exhibit 23.8

March 12, 2014

Leju Holdings Limited

15/F Floor, Shoudong International Plaza

No. 5 Building, Guangqu Home

Dongcheng District

Beijing 100022

The People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Leju Holdings Limited (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Jian Sun
Name: Jian Sun